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                                                                     Exhibit 5.1

              GREENBERG, TRAURIG, HOFFMAN, LIPOFF, ROSEN & QUENTEL
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 801-9200


                               February 12, 1997


Diagnostic Health Services, Inc.
2777 Stemmons Freeway, Suite 1525
Dallas, Texas 75207

Dear Sirs:

          We are acting as counsel to Diagnostic Health Services, Inc. (the "Company") in connection with the Registration Statement on Form S-3, filed on February 3, 1997 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 1,791,150 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), consisting of (i) 1,375,000 shares of Common Stock issuable upon exercise of Redeemable Common Stock Purchase Warrants (the "Public Warrants") issued in connection with the Company's 1993 initial public offering (the "Initial Public Offering"), (ii) 158,075 shares of Common Stock issuable upon exercise of underwriter warrants issued in connection with the Initial Public Offering (the "Underwriter Warrants"), (iii) 158,075 shares of Common Stock issuable upon exercise of Public Warrants underlying the Underwriter Warrants, (iv) 47,500 shares of Common Stock issuable, and 2,500 shares issued, upon exercise of warrants issued in connection with the Company's April 1996 private placement (the "Bridge Warrants"), and (v) 50,000 shares of Common Stock issuable upon exercise of warrants issued in connection with a loan obtained by the Company from Texas Commerce Bank National Association in April 1996 (the "Bank Warrants"). The Public Warrants, the Underwriter Warrants, the Bridge Warrants and the Bank Warrants are collectively referred to herein as the "Warrants."

          We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

          Based upon the foregoing, we are of the opinion that the shares of Common Stock reserved for issuance upon exercise of the Warrants, when so issued, upon exercise in
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accordance with the terms and provisions of the Warrants, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,

                                   GREENBERG, TRAURIG, HOFFMAN,
                                   LIPOFF, ROSEN & QUENTEL